Exhibit 99.1

IGEN International, Inc.

CONTACT:

Paul Caminiti or Andrew Cole (media)
Citigate Sard Verbinnen
(212) 687-8080

IGEN ANNOUNCES MERGER WITH ROCHE COMPLETED

IGEN stockholders to receive cash and shares in new company, BioVeris Corporation;
Trading in BioVeris expected to begin February 17 on NASDAQ under ticker “BIOV”

________________________________________________

Gaithersburg, MD, February 13, 2004 – IGEN International, Inc. (Nasdaq: IGEN) announced today that it has been acquired by Roche Holding Ltd and that IGEN will cease trading on The NASDAQ National Market® at the close of business today.

As a result of the transaction, stockholders will receive $47.25 in cash, without interest, and one share of BioVeris Corporation common stock for each share of IGEN common stock they owned immediately prior to the closing. BioVeris common stock has been approved for listing on The NASDAQ National Market® under the symbol “BIOV.” Trading in BioVeris is expected to begin on Tuesday, February 17, 2004. For additional information about BioVeris, please see the registration statement on Form S-4 filed by BioVeris with the Securities and Exchange Commission.

On July 24, 2003, IGEN and Roche jointly announced that they had entered into definitive agreements under which Roche would acquire IGEN and IGEN would simultaneously distribute the common stock of a new company, BioVeris Corporation, to its stockholders.

#      #      #